UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

Pursuant to Section 13 or l5 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 24, 2010

Washington Banking Company
(Exact name of registrant as specified in its charter)

Washington
(State or other jurisdiction of incorporation)

000-24503 (Commission File Number)	91-1725825 (I.R.S. Employer Identification Number)

450 SW Bayshore Drive
Oak Harbor, WA 98277
(Address of principal executive offices) (Zip Code)

(360) 679-3121
(Registrant’s telephone number, including area code)

No Change
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 2.01 Completion of Acquisition or Disposition of Assets

Item 9.01 Financial Statements and Exhibits

Signatures

EX-23

EX-99.1

EXPLANATORY NOTE

On September 28, 2010, Washington Banking Company (the “Company”) filed a Current Report on Form 8-K (the “Original Form 8-K”) to report that its wholly-owned subsidiary, Whidbey Island Bank (the “Bank”), had entered into a definitive agreement with the Federal Deposit Insurance Corporation (the “FDIC”) on September 24, 2010, pursuant to which the Bank acquired certain assets and assumed certain liabilities of North County Bank, a Washington state-chartered bank headquartered in Arlington, Washington. This amendment is being filed to update the disclosures in Item 2.01 of the Original Form 8-K and to provide financial information required by Item 9.01. In accordance with the guidance provided in Securities and Exchange Commission (the “Commission”) Staff Accounting Bulletin Topic 1.K, Financial Statements of Acquired Troubled Financial Institutions (“SAB 1:K”) and a request for relief granted by the Commission, the Company has omitted certain financial information of North County Bank required by Rule 3-05 of Regulation S-X. SAB 1:K provides relief from the requirements of Rule 3-05 of Regulation S-X under certain circumstances, including a transaction such as the North County Bank acquisition, in which the registrant engages in an acquisition of a troubled financial institution for which audited financial statements are not reasonably available and in which federal assistance is an essential and significant part of the transaction.

Statements made in this Amendment No. 1 on Form 8-K/A, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements regarding the Company’s expectations concerning its financial condition, operating results, cash flows, earnings, net interest margin, net interest income, efficiencies achieved through combination of operational processes, liquidity, expected reimbursements under the loss share agreements and other effects of the loss share agreements and capital resources. A discussion of risks, uncertainties and other factors that could cause actual results to differ materially from management’s expectations is set forth in this document and exhibits, and under the captions “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2010.

Item 2.01 Completion of Acquisition or Disposition of Assets

Effective September 24, 2010, the Bank, acquired certain assets and assumed certain liabilities of North County Bank from the FDIC as receiver for North County Bank, pursuant to the terms of a purchase and assumption agreement entered into by the Bank and the FDIC on September 24, 2010 (the “Purchase and Assumption Agreement” or “Agreement”). The North County Bank acquisition included all 4 branches of North County Bank, which opened as branches of the Bank as of Saturday, September 25, 2010.

Under the terms of the Purchase and Assumption Agreement, the Bank acquired certain assets of North County Bank with a fair value of approximately $279.3 million, including $133.1 million of loans, $71.3 million of cash and cash equivalents, $21.3 million of investment securities and $53.6 million of other assets including other real estate owned and an indemnification asset of $39.0 million. Liabilities with a fair value of approximately $267.0 million were also assumed, including $257.8 million of insured and uninsured deposits and $9.1 million of other liabilities.

The fair values of the assets acquired and liabilities assumed were determined based on the requirements of the Fair Value Measurements and Disclosures topic of the Financial Accounting Standards Board Accounting Standards Codification (the “FASB ASC”). The Statement of Assets Acquired and Liabilities Assumed by the Bank, dated as of September 24, 2010, and the accompanying notes thereto, (the “Audited Statement”) are attached hereto as Exhibit 99.1 and incorporated herein by reference. The foregoing fair value amounts are subject to change for up to one year after the closing date of the North County Bank acquisition as additional information relative to closing date fair values becomes available. The amounts are also subject to adjustments based upon final settlement with the FDIC. In addition, the tax treatment of FDIC assisted acquisitions is complex and subject to interpretations that may result in future adjustments of deferred taxes as of the acquisition date. The terms of the Agreement provide for the FDIC to indemnify the Bank against claims with respect to liabilities of North County Bank not assumed by the Bank and certain other types of claims identified in the Agreement. The disclosure set forth in this Item 2.01 reflects the status of these items to the best of management’s knowledge as of December 10, 2010.

In connection with the North County Bank acquisition, the Bank entered into loss sharing agreements (each, a “loss share agreement” and collectively, the “loss share agreements”) with the FDIC which collectively cover approximately $200.5 million (contractual principal, excluding purchase accounting adjustments) and $20.6 million (book value, excluding purchase accounting adjustments) of North County Bank’s loans and other real estate owned (“OREO”), respectively. On single family loans and OREO, the FDIC will absorb: (i) 80% of losses on the first $7.8 million of losses incurred; (ii) 0% of losses on $7.8 million to $12.3 million of losses incurred; and (iii) 80% of losses above $12.3 million of losses incurred.  On commercial and non-single family loans and OREO, the FDIC will absorb: (i) 80% of losses on the first $33.9 million of losses incurred; (ii) 0% of losses on $33.9 million to $47.9 million of losses incurred; and (iii) 80% of losses above $47.9 million of losses incurred.  The FDIC will share in loss recoveries on the covered loan and OREO portfolio on the same basis in which it will share in losses.

The loss share agreements are subject to certain servicing procedures as specified in an agreement with the FDIC. The expected reimbursements under the loss share agreements were recorded at their estimated fair value of $39.0 million on the acquisition date.

The loss share agreement for commercial and single family residential mortgage loans are in effect for five years and ten years, respectively, from the September 24, 2010 acquisition date, and the loss recovery provisions for such loans are in effect for eight years and ten years, respectively, from the acquisition date.

In September 2020, approximately ten years following the acquisition date, the Bank is required to perform a calculation and determine if a payment to the FDIC is necessary. The payment amount will be 50% of the excess, if any, of (i) 20% of the intrinsic loss estimate ($60.0 million) minus (ii) the sum of (a) 20% of the net loss amount, plus (b) 25% of the asset discount bid ($62.5 million), plus (c) 3.5% of total loss share assets at acquisition. At September 30, 2010, the Bank estimated a liability, on a present value basis, of $2.0 million under this provision.

The Bank did not immediately acquire all the real estate, banking facilities, furniture or equipment of North County Bank as part of the Purchase and Assumption Agreement. However, the Bank has the option to purchase or lease the real estate and furniture and equipment from the FDIC. The term of these options expires 90 days after September 24, 2010, unless extended by the FDIC. The Bank is currently in the process of evaluating its options under the Agreement.  Acquisition costs of the real estate and furniture and equipment will be based on current appraisals and determined at a later date. Currently all banking facilities and equipment of North County Bank are being leased from the FDIC on a month-to-month basis.

The foregoing summary of the Agreement, including the loss share agreements, is not complete and is qualified in its entirety by reference to the full text of the Agreement and certain exhibits attached thereto, a copy of which was previously filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed September 28, 2010, and is incorporated by reference into this item 2.01, as amended.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired.

Discussion

As set forth in Item 2.01 above, on September 24, 2010, the Bank acquired certain assets and assumed substantially all of the deposits and certain liabilities of North County Bank pursuant to the Purchase and Assumption Agreement with the FDIC. A narrative description of the anticipated effects of the North County Bank acquisition on the Company’s financial condition, liquidity, capital resources and operating results is presented below. This discussion should be read in conjunction with the historical financial statements and the related notes of the Company, which were filed with the Commission on Form 10-K on March 12, 2010, and the Audited Statement, which is attached hereto as Exhibit 99.1.

The North County Bank acquisition increased the Bank’s total assets and total deposits, which are expected to positively affect the Bank’s operating results, to the extent the Bank earns more from interest earned on its assets and service charges on liabilities than it pays in interest on deposits and other borrowings and servicing and overhead costs. The ability of the Bank to successfully collect interest and principal on loans acquired will also impact the Bank’s cash flows and operating results.

The Company has determined that the acquisition of the net assets of North County Bank constitutes a business acquisition as defined by the Business Combinations topic of the FASB ASC. Accordingly, the assets acquired and liabilities assumed as of September 24, 2010, are presented at their fair values in the table below as required by that topic. In many cases, the determination of these fair values required management to make estimates about discount rates, expected cash flows, market conditions and other future events that are highly subjective in nature and subject to change. These acquisition date fair value estimates are subject to change for up to one year after the closing date of the North County Bank acquisition as additional information relative to closing date fair values becomes available. The Bank and the FDIC are engaged in ongoing discussions that may impact which assets and liabilities are ultimately acquired or assumed by the Bank and/or the purchase price.

Financial Condition

In the North County Bank acquisition, the Bank purchased loans with a fair value of $133.1 million, net of a $67.4 million discount. In addition, the Bank acquired $71.3 million in cash and cash equivalents and $21.3 million in investment securities at fair value. The Bank also acquired OREO with a fair value of $12.7 million and recorded an FDIC indemnification asset of $39.0 million.

The following table presents information with respect to the carrying values and fair values of assets acquired and liabilities assumed:

(dollars in thousands)	September 24, 2010
	Book Value	Fair Value
Assets
Covered loans	$200,496	$133,136
Investment securities, available for sale	21,286	21,286
Interest-bearing deposits	4,532	4,532
Total interest earning assets	226,314	158,954
Covered other real estate owned	20,574	12,727
FDIC indemnification asset	-	39,000
Other assets	68,636	68,596
Total assets assumed	$315,524	$279,277

Liabilities
Interest bearing checking and savings accounts	$53,074	$53,074
Time deposits	189,772	190,728
Total interest bearing liabilities	242,846	243,802
Noninterest bearing deposits	14,043	14,043
Other liabilities	58,635	9,134
Total liabilities assumed	$315,524	266,979
Net assets acquired/bargain purchase gain on acquisition		12,298
Total liabilities assumed and net assets acquired		$279,277

Investment Securities Portfolio

The Bank acquired investment securities with an estimated fair value of $21.3 million in the North County Bank acquisition. The following table presents the composition of the investment securities portfolio acquired at estimated fair value:

(dollars in thousands)	September 24, 2010
U.S. government agency securities	$14,015
Taxable state and political subdivisions	4,052
Tax exempt state and political subdivisions	3,219
Total investment securities	$21,286

The following table presents a summary of contractual maturities and yields of the investment securities portfolio acquired at September 24, 2010:

(dollars in thousands)	Within 1 Year	1 - 5 Years	5 - 10 Years	Over 10 Years	Total
U.S. government agency securities	$376	$3,753	$9,886	$-	$14,015
Weighted average yield	4.41%	2.54%	2.60%	-	2.63%
Taxable state and political subdivisions	-	-	787	3,265	4,052
Weighted average yield	-	-	4.81%	4.90%	4.88%
Tax exempt state and political subdivisions	-	-	1,061	2,158	3,219
Weighted average yield	-	-	4.51%	4.32%	4.38%
Total	$376	$3,753	$11,734	$5,423	$21,286

In addition, the Bank also acquired $402 thousand in Federal Home Loan Bank of Seattle stock.

Covered loans

The following table presents the balance of each major category of covered loans acquired in the North County Bank acquisition at September 24, 2010:

(dollars in thousands)	September 24, 2010
Performing:
Real estate - construction and land development	$16,702
Real estate - commercial	63,730
Real estate - single and multi-family residential	37,911
Commercial and industrial	10,297
Installment and other	15,981
Total performing loans	144,621
Total discount resulting from acquisition date fair value	(26,534)
Net performing loans	$118,087

Nonperforming:
Real estate - construction and land development	$28,991
Real estate - commercial	2,112
Real estate - single and multi-family residential	22,194
Commercial and industrial	267
Installment and other	2,311
Total nonperforming loans	55,875
Total discount resulting from acquisition date fair value	(40,826)
Net nonperforming loans	15,049
Net loans covered under loss share agreements	$133,136

At the September 24, 2010 acquisition date, the Bank estimated the fair value of the North County Bank acquisition loan portfolio at $133.1 million, which represents the expected discounted cash flows from the portfolio. In estimating such fair value, the Bank (a) calculated the contractual amount and timing of undiscounted principal and interest payments (the “undiscounted contractual cash flows”) and (b) estimated the amount and timing of undiscounted expected principal and interest payments (the “undiscounted expected cash flows”). The amount by which the undiscounted expected cash flows exceed the estimated fair value (the “accretable yield”) is accreted into interest income over the life of the loans. The difference between the undiscounted contractual cash flows and the undiscounted expected cash flows represents the nonaccretable difference. The nonaccretable difference represents an estimate of expected credit losses in the North County Bank acquisition loan portfolio at the acquisition date.

As part of estimating the credit losses inherent in the loan portfolio, the Bank established an FDIC indemnification asset, which represents the present value of the estimated losses on covered loans to be reimbursed by the FDIC based on the applicable terms of the loss sharing agreement. The FDIC indemnification asset will be reduced as losses are recognized on covered loans and loss sharing payments are received from the FDIC. Realized losses in excess of acquisition date estimates will increase the FDIC indemnification asset. Conversely, if realized losses are less than acquisition date estimates, the FDIC indemnification asset will be reduced by a charge to earnings.

The covered loans acquired are and will continue to be subject to the Company’s internal and external credit review and monitoring. If credit deterioration is experienced subsequent to the initial acquisition fair value amount, such deterioration will be measured, and a provision for credit losses will be charged to earnings. We anticipate that these provisions will be mostly offset by an increase to the FDIC indemnification asset, and will be recognized in non-interest income.

The undiscounted contractual cash flows for the covered loans are expected to be $225.9 million. The undiscounted estimated cash flows not expected to be collected for the covered loans are expected to be $61.9 million.   At September 24, 2010, the accretable yield was approximately $30.9 million. Loans are reviewed each reporting period to determine whether any changes occurred in expected cash flows that would result in a reclassification from nonaccretable difference to accretable yield.

The Bank also acquired OREO with a fair value of $12.7 million. The Bank refers to the loans and OREO acquired in the North County Bank acquisition as “covered assets” as the Bank will be reimbursed by the FDIC for a substantial portion of any future losses on them under the terms of the loss share agreements.

Contractual Maturity of Loan Portfolio

The following tables present the maturity schedule with respect to the individual categories of loans acquired and provide separate analyses with respect to fixed rate loans and variable rate loans at September 24, 2010. The amounts shown in the table are unpaid balances.

(dollars in thousands)	Within 1 year	1 - 5 years	After 5 years	Total
Performing:
Real estate - construction and land development
Fixed rate	$4,963	$3,796	$-	$8,759
Variable rate	4,874	1,186	1,883	7,943
Total	9,837	4,982	1,883	16,702
Real estate - commercial
Fixed rate	1,514	2,918	-	4,432
Variable rate	6,342	5,781	47,175	59,298
Total	7,856	8,699	47,175	63,730
Real estate - single and multi-family residential
Fixed rate	6,518	16,972	2,211	25,701
Variable rate	4,534	3,841	3,835	12,210
Total	11,052	20,813	6,046	37,911
Commercial and industrial
Fixed rate	591	3,938	-	4,529
Variable rate	1,541	3,806	421	5,768
Total	2,132	7,744	421	10,297
Installment and other
Fixed rate	581	3,079	469	4,129
Variable rate	4,648	7,204	-	11,852
Total	5,229	10,283	469	15,981
Total
Fixed rate	14,167	30,703	2,680	47,550
Variable rate	21,939	21,818	53,314	97,071
Total performing loans	$36,106	$52,521	$55,994	$144,621

(dollars in thousands)	Within 1 year	1 - 5 years	After 5 years	Total
Nonperforming:
Real estate - construction and land development
Fixed rate	$1,626	$11,016	$-	$12,642
Variable rate	1,845	14,504	-	16,349
Total	3,471	25,520	-	28,991
Real estate - commercial
Fixed rate	479	328	859	1,666
Variable rate	-	264	182	446
Total	479	592	1,041	2,112
Real estate - single and multi-family residential
Fixed rate	7,077	7,377	584	15,038
Variable rate	-	6,226	930	7,156
Total	7,077	13,603	1,514	22,194
Commercial and industrial
Fixed rate	-	126	-	126
Variable rate	8	133	-	141
Total	8	259	-	267
Installment and other
Fixed rate	192	124	-	316
Variable rate	1,092	903	-	1,995
Total	1,284	1,027	-	2,311
Total
Fixed rate	9,374	18,971	1,443	29,788
Variable rate	2,945	22,030	1,112	26,087
Total nonperforming loans	$12,319	$41,001	$2,555	$55,875

Deposits

In the North County Bank acquisition, the Bank assumed $257.8 million in deposits at fair value. The following table presents a summary of the deposits acquired and the average interest rates in effect at the acquisition date:

(dollars in thousands)	September 24, 2010	Weighed Average Interest Rate
Noninterest bearing	$14,043	-
Interest bearing demand	17,812	0.59%
Savings and money market	35,262	0.98%
Certificate of deposit less than $100 thousand	98,676	1.94%
Certificate of deposit $100 thousand and over	91,096	1.99%
Certificate of deposit fair value adjustment	956	-
Total	$257,845

Subsequent to the acquisition, the Bank repriced the selected certificates of deposit, as allowed under the purchase and assumption agreement.  The Bank anticipates a portion of the repriced certificates of deposit will be redeemed prior to their maturity date. The average interest rate of the certificates of deposit portfolio is as follows:

	September 24, 2010	Repriced Rate
Certificate of deposit less than $100 thousand	1.94%	0.91%
Certificate of deposit $100 thousand and over	1.99%	1.53%

The scheduled maturities of certificates of deposit, excluding fair value adjustments, at the acquisition date are as follows:

(dollars in thousands)	September 24, 2010
Three months or less	$69,254
Over three months through six months	22,946
Over six months through twelve months	67,794
Over twelve months	29,778
Total	$189,772

Operating Results and Cash Flows

The Company’s management has from time to time become aware of acquisition opportunities and has performed various levels of review related to potential acquisitions in the past. This particular transaction was attractive to the Company for a variety of reasons, including the:

•         ability to increase the Company’s market share in the Puget Sound region of Washington State

•         opportunity to enhance income and efficiency due to the centralization of some duties and elimination of duplicated efforts.

The Company believes that the transaction will improve the Company’s net interest income, as the Company earns more from interest earned on its loans and investments than it pays in interest on deposits and borrowings. Additionally, the Company expects a positive impact on its earnings, over the next several quarters, achieved through the elimination of duplicative operation processes.

The degree to which the Company’s operating results may be adversely affected by the acquired loans is offset to a significant extent by the loss share agreements and the related discounts reflected in the fair value of these assets at the acquisition date. In accordance with the provisions of ASC 310-30, Receivables, the fair values of the acquired loans reflect an estimate of expected losses related to the acquired loans. As a result, the Company’s operating results would only be adversely affected by loan losses of the acquired loans to the extent that such losses exceed the expected losses reflected in the fair value of the acquired loans at the acquisition date. In addition, to the extent that the stated interest rate on acquired loans was not considered a market rate of interest at the acquisition date, appropriate adjustments to the acquisition-date fair value have been recognized. These adjustments mitigate the risk associated with the acquisition of loans earning a below market rate of return.

ASC 310-30 prohibits carrying over or creating an allowance for loan losses upon initial recognition of loans that fall under its scope. On the acquisition date, the preliminary estimate of the contractual principal and interest payments for all loans acquired in the acquisition was $225.9 million and the estimated fair value of the loans was $133.1million, net of an accretable yield of $30.9 million. These amounts were determined based upon the estimated remaining life of the underlying loans, which include the effects of estimated prepayments, expected credit losses and market liquidity and interest rates.

On the acquisition date, the unpaid principal balance for all non-performing loans acquired in the acquisition was $55.9 million and the estimated fair value of the non-performing loans totaled $15.0 million. The fair value of non-accrual loans was determined based upon the estimated remaining life of the underlying loans, which include the effects of estimated prepayments, expected credit losses and adjustments related to market liquidity and prevailing interest rates at the acquisition date.

The loss share agreements will likely have a material impact on the cash flows and operating results of the Bank in both the short-term and the long-term. In the short-term, it is likely that there will be a significant amount of the covered loans that will experience deterioration in payment performance or will be determined to have inadequate collateral values to repay the loans. In such instances, the Bank will likely no longer receive payments from the borrowers, which will impact cash flows. The loss share agreements may not fully offset the financial effects of such a situation. However, if a loan is subsequently charged off or charged down after the Bank exhausts its best efforts at collection, the loss share agreements will cover a substantial portion of the loss associated with the covered assets.

The effects of the loss share agreements on cash flows and operating results in the long-term are likely to be similar to the short-term effects described above. The long-term effects that the Bank may experience will depend primarily on the ability of the borrowers under the various loans covered by the loss share agreements to make payments over time. As the loss share agreements cover up to a 10-year period, changing economic conditions will likely impact the timing of future charge-offs and the resulting reimbursements from the FDIC. The Bank believes that any recapture of interest income and recognition of cash flows from the borrowers or received from the FDIC may be recognized unevenly over this period, as the Bank exhausts its collection efforts under its normal practices. In addition, the Bank recorded substantial discounts related to the purchase of these covered loans. A portion of these discounts will be accreted to income over the economic life of the underlying loans and will be dependent upon the timing and success of the Bank’s collection efforts on the covered loans.

Liquidity and Capital Resources

The Bank believes that its liquidity position will be improved as a result of the North County Bank acquisition. The Bank acquired $71.3 million in cash and cash equivalents, as well as $21.3 million of investment securities. Securities provide cash flows in the form of principal and interest payments. These additions to the Bank’s balance sheet represent additional support for its liquidity needs.

Deposits in the amount of $257.8 million were also assumed in the North County Bank acquisition. Of this amount, $31.9 million were in the form of interest and non-interest bearing transaction accounts.

A core deposit intangible of $50 thousand was recorded in conjunction with the North County Bank acquisition. Such intangibles are excluded from regulatory capital as calculated under regulatory accounting practices. This exclusion generally results in a reduction to the Company’s regulatory capital. The Bank remains “well-capitalized” under the regulatory framework for prompt corrective action after taking into consideration the results of the North County Bank acquisition.

The following table shows the Company’s consolidated and the Bank’s capital adequacy ratios, as calculated under regulatory guidelines, compared to the regulatory minimum capital ratio and the regulatory minimum capital ratio needed to qualify as a “well-capitalized” institution as of September 30, 2010:

	Regulatory Requirements		Actual Ratios
	Adequately- capitalized	Well-capitalized	September 30, 2010
Total risk-based capital ratio
Company (consolidated)	8.00%	N/A	18.88%
Whidbey Island Bank	8.00%	10.00%	18.61%

Tier 1 risk-based capital ratio
Company (consolidated)	4.00%	N/A	17.63%
Whidbey Island Bank	4.00%	6.00%	17.35%

Leverage ratio
Company (consolidated)	4.00%	N/A	12.40%
Whidbey Island Bank	4.00%	5.00%	12.20%

Financial Statements

Attached hereto as Exhibit 99.1 and incorporated by reference into this Item 9.01(a) is an Audited Statement of Assets Acquired and Liabilities Assumed by the Bank (a wholly-owned subsidiary of the Company) at September 24, 2010 and the accompanying notes thereto.

The Company has omitted certain historical financial information of North County Bank required by Rule 3-05 of Regulation S-X and the related pro forma financial information under Article 11 of Regulation S-X pursuant to the guidance provided in SAB 1:K and a request for relief granted by the Commission. SAB 1:K provides relief from the requirements of Rule 3-05 of Regulation S-X in certain instances, such as the North County Bank acquisition, where a registrant engages in an acquisition of a significant amount of assets of a troubled financial institution that involves pervasive federal assistance and audited financial statements of the troubled financial institution are not reasonably available.

(b) Pro Forma Financial Information.

The Company has omitted certain pro forma financial information including North County Bank required by Rule 3-05 of Regulation S-X and the related pro forma financial information under Article 11 of Regulation S-X pursuant to the guidance provided in SAB 1:K and a request for relief granted by the Commission. SAB 1:K provides relief from the requirements of Rule 3-05 of Regulation S-X in certain instances, such as the North County Bank acquisition, where a registrant engages in an acquisition of a significant amount of assets of a troubled financial institution that involves pervasive federal assistance and audited financial statements of the troubled financial institution are not reasonably available.

(d) Exhibits.

Exhibit No.	Description

2.1 23	Purchase and Assumption Agreement with the FDIC (previously filed) Consent of Moss Adams LLP

99.1	Report of Independent Registered Public Accounting Firm Statement of Assets Acquired and Liabilities Assumed at September 24, 2010 Notes to Statement of Assets Acquired and Liabilities Assumed

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

WASHINGTON BANKING COMPANY
Dated: December 10, 2010	By: /s/ Richard A. Shields Richard A. Shields EVP and Chief Financial Officer